Exhibit 5.1

June 13, 2013

New Enterprise Stone & Lime Co., Inc.

3912 Brumbaugh Road

PO Box 77

New Enterprise, PA 16664

Ladies and Gentlemen:

We have served as counsel to New Enterprise Stone & Lime Co., Inc., a Delaware corporation (the “Issuer”), and the subsidiaries of the Issuer named in Schedule I attached hereto (each, a “Covered Guarantor” and collectively, the “Covered Guarantors”), in connection with the preparation by the Issuer, the Covered Guarantors and additional subsidiary guarantors of the Issuer (collectively with the Covered Guarantors, the “Guarantors”) of a Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement registers (i) up to $289,387,000 in aggregate principal amount of the Issuer’s 13% senior secured notes due 2018 (the “Exchange Notes”) and related guarantees of the Guarantors (the “Exchange Guarantees” and, together with the Exchange Notes, the “Exchange Securities”) and (ii) up to $87,989,000 in aggregate principal amount of additional Exchange Notes (the “PIK Notes”) and additional Exchange Guarantees (the “PIK Guarantees”) thereon that may be issued, at the option of the Issuer and the Guarantors, pursuant to the Indenture (as defined below) in lieu of cash interest payments on the Exchange Notes or the Old Notes(as defined below), if any, remain outstanding following the Exchange Offer (as defined below).  The Exchange Notes, the Exchange Guarantees, the PIK Notes and the PIK Guarantees are collectively referred to herein as the “Securities.”  The Exchange Securities are to be issued under the Indenture (the “Indenture”) dated as of March 15, 2012 among the Issuer, the Guarantors and Wells Fargo Bank National Association as trustee (the “Trustee”), and the Exchange Securities are to be issued pursuant to an exchange offer (the “Exchange Offer”) described in the Registration Statement for a like principal amount of issued and outstanding 13% senior secured notes due 2018 of the Issuer (the “Old Notes”) and related guarantees of the Guarantors (the “Old Guarantees” and together with the Old Notes, the “Old Securities”) previously issued under the Indenture. You have requested that we render this opinion and we are furnishing this opinion pursuant to the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In connection with our representation, and as a basis for the opinion below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents

1. the Registration Statement, including the related prospectus included therein;

2. a specimen of the Securities; and

3. the Indenture.

In addition, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Issuer and the Covered Guarantors and other certificates and documents of officials of the Issuer, the Covered Guarantors, public officials and others as we have deemed necessary for purposes of rendering the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to this opinion which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and others.

In issuing this opinion, we have also assumed (i) the due authorization, execution, issuance and delivery of the Indenture by the parties thereto other than the Issuer and the Covered Guarantors, (ii) that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and will be in compliance, generally and with respect to acting as a trustee, under the Indenture and all applicable laws and regulations, (iii) the due authentication of the Securities by the Trustee, (iv) the due authorization, execution and delivery of the Old Securities and that the Old

Securities are valid and binding obligations of the Issuer and the Guarantors, (v) the due authorization, execution and delivery of the Securities by the Guarantors other than the Covered Guarantors and (vi) that the Indenture is a valid and binding obligation of all parties thereto other than the Issuer and the Guarantors, enforceable against them in accordance with its terms.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that (i) when the Registration Statement becomes effective under the Act and the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the Exchange Securities have been duly executed by the Issuer and the Guarantors in accordance with the terms of the Indenture and issued against receipt of the Old Securities surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Securities will be valid and binding obligations of the Issuer and the Guarantors, enforceable against them in accordance with their terms and (ii) when the Registration Statement becomes effective under the Act and the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the PIK Notes have been duly executed by the Issuer, and the PIK Guarantees have been duly executed by the Guarantors in accordance with the terms of the Indenture, and each has been duly delivered and authenticated in accordance with the provisions of the Indenture as interest payment on the Exchange notes or the Old Notes, as applicable, the PIK Notes and the PIK Guarantees will be valid and binding obligations of the Issuer and the Guarantors, enforceable against them in accordance with their terms

In addition to the other qualifications, exceptions and limitations set forth in this letter, our opinion expressed above is also subject to the effect of: (a) bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion is limited to the substantive laws of the State of Delaware, the Commonwealth of Pennsylvania and the State of New York and the federal laws of the United States, and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change this opinion after the date hereof.

We hereby consent to the filing of this letter with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of this firm’s name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP

SCHEDULE I

COVERED GUARANTORS

Name	Jurisdiction

ASTI Transportations Systems, Inc.	Delaware

EII Transport Inc.	Pennsylvania

Gateway Trade Center Inc.	New York

Precision Solar Controls Inc.	Texas

Protection Services Inc.	Pennsylvania

SCI Products Inc.	Pennsylvania

Work Area Protection Corp.	Illinois